Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)

                   Computation of Pro Forma Net Loss Per Share
                                  (Unaudited)


                                           Period From
                                            Inception        Three           Nine
                                         (July 12, 1995)     Months          Months
                                             Through         Ended           Ended
                                          September 30,   September 30,   September 30,
                                             1995(1)         1996(2)         1996(2)
                                          --------------  -------------   -------------
Pro forma historical weighted
 average shares outstanding .............    4,077,333      4,107,643      4,925,945

Series A preferred stock, convertible
 to Common Stock at consummation
 of the initial public offering .........    5,231,671      5,231,671      5,231,671

Series B preferred stock, convertible
 to Common Stock at consummation
 of the initial public offering .........    3,706,234      3,706,234      3,706,234

Common stock equivalents for preferred
 stock warrants outstanding .............      146,000            -              -

Common stock equivalents for
 options outstanding ....................    1,116,260            -              -
                                            ----------     ----------     ----------

Shares used in computing pro forma
 net loss per share .....................   14,277,488     13,045,548     13,863,850
                                            ==========     ==========     ==========

Net Loss ................................    ($375,256)   ($2,538,859)   ($8,038,277)
                                            ==========     ==========     ==========

Pro forma loss per share ................       ($0.03)        ($0.19)        ($0.58)
                                            ==========     ==========     ==========

(1) Weighted average common stock outstanding during the period including all common stock issued at prices below the public offering price during the twelve month period preceding the offering as if it was outstanding at inception (July 12, 1995). Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the public offering price during the twelve month period preceding the offering have been included as common stock equivalents as if they had been issued as common stock as of July 12, 1995.

(2) The weighted average shares outstanding used in the calculation of net loss per share do not include common stock equivalents because they have the effect of reducing net loss per share.